UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
December 18, 2017

BOVIE MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12183	11-2644611
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4 Manhattanville Road, Suite 106, Purchase, NY 10577
(Address of principal executive offices, zip code)
(914) 468-4009
(Issuer’s telephone number)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Robert L. Gershon as Chief Executive Officer and Director

Robert L. Gershon, the Chief Executive Officer and a director of Bovie Medical Corporation (the “Company”), resigned from all of his positions with the Company (the “Resignation”) effective December 15, 2017 (the “Separation Date”). In connection with this departure, the Company and Mr. Gershon entered into a separation agreement, dated December 15, 2017 (the “Separation Agreement”).

The following is a brief description of the material terms and conditions of the Separation Agreement:

(i)
Mr. Gershon shall be paid all amounts in the manner provided under section 12(d) of his Employment Agreement, dated March 14, 2013, as amended on October 14, 2015, as previously filed with the Securities and Exchange Commission on the Company’s Current Report on Form 8-K, filed on March 20, 2013, and the Company’s Current Report on Form 8-K, filed on October 19, 2017, respectively (collectively, the “Employment Agreement”), except that (i) the Company will pay the full expense of Mr. Gershon’s COBRA coverage for a period of thirteen (13) months from the Separation Date, (ii) Mr. Gershon shall receive his Performance Bonus for calender year 2017, (iii) Mr. Gershon shall receive monthly payments of one-twelfth (1/12th) of the Target Bonus (as defined in the Employment Agreement) for the 12-month period following the Separation Date in accordance with the applicable Executive Compensation Plan;

(ii)
All of Mr. Gershon’s option grants shall be treated in the manner provided for in the applicable plan and award agreement(s), provided that the option grants that would be exercisable as of December 13, 2018 shall be vested and remain exercisable for a period of twelve (12) months following the Separation Date;

(iii)	The Separation Agreement contains customary a general waiver and release of claims against the Company.

The Company will recognize approximately $860,000 of separation related expense in the fourth quarter of 2017 and is updating its fiscal year 2017 guidance expectations to reflect the financial impact. The Company now expects a GAAP loss of approximately $6.3 million, compared to a loss of $5.0 million, and an adjusted EBITDA loss in a range of $4.6 million to $4.8 million, compared to adjusted EBITDA loss in a range of $3.3 to $3.5 million in our prior guidance range.

The foregoing is a summary only of the material terms of the Separation Agreement and is qualified in its entirety by reference to the full text of the Separation Agreement, to be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Appointment of Charles D. Goodwin II as the Company’s Chief Executive Officer

On December 15, 2017, the Company appointed Charles D. Goodwin II, age 51, as the Company’ Chief Executive Officer and as a director.

Mr. Goodwin served as the CEO (US) of MIS Implants Technologies, Inc., a closely held private company specializing in dental implants, from November 2014, until September, 2016. From 2008 to 2013, Mr. Goodwin served as Group Vice President of Olympus/Gyrus ACMI, a global surgical energy group. Mr. Goodwin holds a B.A. Finance and Economics from Eastern Washington University.

In connection with his appointment, the Company and Mr. Goodwin entered into an employment agreement (the “Goodwin Employment Agreement”) dated December 15, 2017 (the “Effective Date”). Under the Goodwin Employment Agreement, Mr. Goodwin will receive an initial annual base salary of $400,000. In addition, Mr. Goodwin shall be eligible to participate in the Company’s equity-based incentive plans and may receive awards thereunder as determined by the Company’s Compensation Committee from time to time and subject to the terms and conditions of such plans and any award agreement(s). The Company shall also grant Mr. Goodwin a non-qualified stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price equal to the closing price of the shares of the Company’s common stock on its principal exchange as of the Effective Date, which shall vest as follows: 50% on the first anniversary of Mr. Goodwin’s employment and the remaining 50% on the second anniversary of Mr. Goodwin’s employment.

Mr. Goodwin was appointed by the Board of Directors to serve as a director of the Company to fill the vacancy created by the departure of Mr. Gershon. The Company believes that Mr. Goodwin is qualified to serve as a director of the Company because of his extensive experience working with medical device companies and knowledge of the industries in which the Company competes.

The foregoing is a summary only of the material terms of the Goodwin Employment Agreement and is qualified in its entirety by reference to the full text of the Goodwin Employment Agreement, to be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Item 8.01 - Other Events

On December 18, 2017, the Company issued a press release reporting the departure of Mr. Gershon and appointment of Mr. Goodwin as CEO and as a director. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated December 18, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2017	By:	/s/ Jay D. Ewers
Jay D. Ewers
Chief Financial Officer and Secretary

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